UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

8/28/2006

Date of Report (Date of earliest event reported)

SAFECO CORPORATION

(Exact name of registrant as specified in Charter)

WASHINGTON	1-6563	91-0742146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Safeco Plaza, Seattle, Washington	98185
(Address of principal executive officers)	(Zip Code)

(206) 545-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 28, 2006, General America Corporation, General Insurance Company of America and Safeco Insurance Company of America, each wholly-owned subsidiaries of Safeco Corporation, entered into a Purchase and Sale Agreement providing for the sale of Safeco’s Seattle, Washington home office complex to the Board of Regents of the University of Washington for a total purchase price of $130.0 million. The purchase price includes a hold-back of $2.1 million, which either will be paid to General Insurance Company of America or returned to the University of Washington upon resolution of a legal contingency.

The sale is expected to close at the end of September 2006. Following close of the sale, the Purchase and Sale Agreement contemplates that Safeco Insurance Company of America will enter into a lease encompassing approximately 510,000 square feet of office space and the garages situated on the sold premises through December 31, 2007, by which time Safeco plans to have completed its move into leased premises in downtown Seattle.

Safeco is expected to recognize a pre-tax gain on the sale of its property in Seattle of approximately $107 million.

The foregoing summary of Safeco’s Purchase and Sale Agreement is qualified in its entirety by the text of the agreement. Safeco will file the Purchase and Sale Agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2006.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press release “Safeco Sells U-District Complex to University of Washington” dated August 28, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAFECO CORPORATION Registrant
Dated: August 28, 2006

/s/ Charles F. Horne, Jr.
Charles F. Horne, Jr. Senior Vice President and Controller